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                                                                    Exhibit 10.4

RESEARCH AGREEMENT

THIS AGREEMENT effective this 1st day of April 1996.

BY AND BETWEEN

DEXTRAN PRODUCTS LTD.
415 Comstock Road,
Scarborough, Ontario
M1L 2H4
(hereinafter referred to as "Dextran")

AND

CANADIAN MICROBIOLOGY CONSORTIUM INC.
University of Calgary Health Sciences Centre
Room 282 - Heritage Medical Research Building
3330 Hospital Drive NW
Calgary, Alberta
T2N 4N1
(hereinafter referred to as "CMCI")

AND

BRITISH COLUMBIA'S CHILDREN'S HOSPITAL
a public hospital having its administrative offices at 4480 Oak
Street, in the City of Vancouver, in the Province of British Columbia, V6H 3V4
(hereinafter referred to as "BCCH")

AND

THE UNIVERSITY OF BRITISH COLUMBIA
University-Industry Liaison Office
IRC 331 - 2194 Health Sciences Mall
Vancouver, BC
V6T 1Z3
(hereinafter referred to as "UBC")

WITNESSETH:

WHEREAS, CMCI is a non-profit society funded through the Canada's federal Network of Centres of Excellence Program which provides administrative and technical support for the Canadian Bacterial Diseases Network, a network of researchers at various Canadian institutions including, inter alia, UBC;

WHEREAS, CMCI provided partial funding to support the macrophage antibacterial research program of Dr David Speert, a UBC researcher, through which research program Dr. Speert discovered the use of Dextran Sulphate as a potential prevention and treatment of Pseudomonas aeruginosa infections in patients with cystic fibrosis;

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WHEREAS, UBC filed a U.S. patent application serial no. 07/887,496 on May 26,
1992 relating to the regulation of macrophage antibacterial activity (UILO Disclosure 92-034), and UBC and Novadex jointly filed a patent application in the United States on December 30, 1993 relating to the use of Dextran Sulphate to prevent Pseudomonas aeruginosa infections in vivo (UILO Disclosure 93-078) (hereinafter referred to collectively as the "Technology");

WHEREAS, UBC licensed the Technology to Novadex under two separate agreements both dated January 28, 1994 and both subsequently amended November 3, 1994;

WHEREAS, a condition of such licensing of the Technology to Novadex was that Novadex enter into one or more written agreements with UBC whereby Novadex and/or its sublicensees would fund continued research at UBC in the uses of Dextran Sulphate;

WHEREAS, UBC and Dextran Products Limited, a sublicensee of Novadex, entered into a research agreement Dextran Products Limited would fund research at UBC but the parties thereto terminated said agreement effective March 31, 1996, and UBC and Novadex wish to replace it, effective April 1, 1996 with this new agreement to which UBC, Dextran, CMCI and BCCH shall be parties and pursuant to which research will be conducted by Dr. Speert at BCCH with funding provided jointly by Dextran and CMCI;

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to UBC, BCCH, CMCI, and Dextran, will further the instructional and research objectives of UBC in a manner consistent with its status as non-profit , tax-exempt, educational institution, and may derive benefits for the parties through inventions, improvements, and/or discoveries;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

Article 1 - Definitions

As used herein, the following terms shall have the following meanings:

1.1 "Principal Investigator" shall mean Dr. David Speert of UBC's Department of Paediatrics.

1.2 "Project" shall mean the description of the project as described in Appendix "A" hereof, which shall be carried out under the direction of the Principal Investigator.

1.3  "Contract Period" is April 1, 1996 through March 31, 1998.

1.4 "UBC Intellectual Property" shall mean individually and collectively all inventions, improvements, discoveries, knowledge, know-how, techniques, and/or data which are conceived and/or made (i) solely by one or more employees of UBC, or (ii) jointly by one or more employees of UBC and by one or more employees of any of the other parties hereto in performance of the Project, and which do not form part of the Technology (as defined in the license agreements dated January 28, 1994 and subsequently amended November 3, 1994). For greater certainty, UBC Intellectual Property does not include inventions, improvements, discoveries, knowledge, know-how, techniques, and/or data which are conceived and/or made by Dr. Donald Woods and/or Dr. Warren Finlay.


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Article 2 - Research Work

2.1 UBC shall commence the performance of the Project promptly after the effective date of this Agreement and shall use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. BCCH agrees to make its facilities available to the Principal Investigator for the purposes of the Project. Notwithstanding anything to the contrary in this Agreement, Dextran, CMCI, BCCH, and UBC may at any time amend the Project by mutual written agreement.

2.2 In the event that the Principal Investigator becomes unable or unwilling to continue Project, and a mutually acceptable substitute is not available, the parties to this Agreement shall each have the option to terminate said Project. In the event of termination pursuant to this Article 2.2, Dextran shall have the right to exercise its rights under Article 7 of this Agreement with respect to UBC Intellectual Property.

Article 3 - Reports and Conferences

3.1 Written project reports shall be provided by UBC to Dextran every 3 months and a final report shall be submitted by UBC to Dextran with 60 days of the conclusion of the Contract Period or early termination of this Agreement, as the case may be.

3.2 During the term of this Agreement, representatives of UBC and CMCI will meet with representatives of Dextran at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Project.

Article 4 - Costs, Billings, and Other Support

4.1 It is agreed to and understood by all parties that the cost to Dextran for the Contract Period is $198,720. Payment shall be made by Dextran to UBC according to the following schedule:

(1)      $24,840 upon execution of this Agreement
(2)      $24,840 on 1 July, 1996
(3)      $24,840 on 1 October, 1996
(4)      $24,840 on 1 January, 1997
(5)      $24,840 on 1 April, 1997
(6)      $24,840 on 1 July, 1997
(7)      $24,840 on 1 October, 1997
(8)      $24,840 on 1 January, 1998

UBC reserves the right to discontinue the work if Dextran fails to make any of the aforementioned payments within 30 days of the dates herein specified.

4.2 Except as may otherwise be agreed to in writing, UBC shall retain title to any equipment purchased with funds provided by Dextran under this Agreement.

4.3 Notwithstanding anything to the contrary herein, in the event of early termination of this Agreement by Dextran for any reason whatsoever or in the event of early termination of this Agreement by any other party hereto as a result of a breach of this Agreement by Dextran pursuant to Article 9 hereof, Dextran shall pay all costs accrued by UBC as of the date of termination, including non-cancellable obligations, which shall include all non-cancellable contracts, incurred prior to the effective date of termination.



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Article 5 - Publicity

5.1 Dextran will not use the name of UBC, BCCH, or CMCI, nor of any member of UBC's, BCCH's, or CMCI's Project staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of UBC, BCCH, or CMCI, as the case may be. UBC, BCCH, and CHMI will not use the name of Dextran, nor of any employee of Dextran, in any publicity without the prior written approval of Dextran. In each case above, consent shall not be unreasonably withheld.

Article 6 - Publications

6.1 Dextran recognizes that under UBC policy, the results of the Project must be publishable and agrees that researchers engaged in the Project shall not be restricted from presenting at symposia, national, or regional professional meetings, or from publishing in journals, theses, or dissertations, or otherwise of their own choosing, methods and results of the Project, provided however that Dextran and CMCI shall have been furnished copies of any proposed publication or presentation at least 3 months in advance of such proposed publication or presentation to a journal, editor, or other third party. Dextran and CHMI shall have 60 days after receipt of said copies within which to notify UBC that such proposed presentation or proposed publication should be delayed because it contains subject matter that should be patented in accordance with Article 7.3 hereof. In the event that Dextran or CMCI notifies UBC within the aforementioned time period, UBC and its researchers shall refrain from making such publication or presentation until UBC has filed a patent application pursuant to Article 7.3 hereof directed to the patentable subject matter contained in the proposed publication or presentation, or until 6 months have elapsed from the date of such notification, whichever is sooner.

Article 7 - Intellectual Property

7.1 All rights and title to UBC Intellectual Property under Project shall belong to UBC and shall be subject to the terms and conditions of this agreement.

7.2 Rights to inventions, improvements and/or discoveries, whether patentable or copyrightable or not, relating to Project made solely by employees of Dextran shall belong to Dextran. Such inventions, improvements, and/or discoveries shall not be subject to the terms and conditions of this Agreement.

7.3 UBC will promptly notify Dextran and CMCI of any UBC Intellectual Property conceived and/or made during the Contract Period under Project. If Dextran directs that a patent application or application for other intellectual property protection be filed, UBC shall promptly prepare, file, and prosecute such Canadian and foreign application(s) in UBC's name. Dextran shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of Canadian and foreign applications(s) directed to said UBC Intellectual Property. Dextran and CMCI shall cooperate with UBC to assure that such application(s) will cover, to the best of Dextran's and CMCI's knowledge, all items of commercial interest and importance. While University shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, Dextran and CMCI shall be given an opportunity to review and provide input thereto. UBC shall keep Dextran and CMCI advised to all developments with respect to such application(s) and shall promptly supply to Dextran and CMCI copies of all papers received and filed in connection with the prosecution thereof in sufficient time for Dextran and CMCI to comment thereon.

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

7.4 If Dextran chooses not to financially support the filing, prosecution, or maintenance of patent protection as set for in Article 7.3, or if Dextran decides to discontinue the financial support of the filing, prosecution, or maintenance of said protection, the rights granted pursuant to Article 8.1 hereof shall not apply to those patents obtained after Dextran elects not to or decides to discontinue the financial support of same. In such event, UBC shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in Canada and in any foreign country at UBC's sole expense.

Article 8 - Grant or Rights

8.1 UBC grants to Dextran the first option, at Dextran's sole selection, for either a non-exclusive, royalty-free license to the UBC Intellectual Property or, for consideration, an exclusive license to the UBC Intellectual Property with a right to sublicense on terms and conditions to be mutually agreed upon. Said option shall extend for a time period of one year from the date of termination of this Agreement.

Article 9 - Term and Termination

9.1 This Agreement shall become effective upon the date first hereinabove written and shall continue in effect for the full duration of the Contract Period unless soon terminated in accordance with the provisions of the Article. The parties hereto may extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign. Any party hereto may terminate this agreement upon ninety (90) days prior written notice to the others.

9.2 In the event that any party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) days after receipt of written notice thereof from the one or more of the other parties hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the defaulting party to such effect and such termination shall be effective as of the date of receipt of such notice of termination.

9.3 Subject to Article 8, termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. No termination of this Agreement, however effectuated, shall affect the Dextran's or CMCI's rights and duties under Article 7 hereof, or release the parties hereto from their rights and obligations under Articles, 4, 5 , 6, 8, and 10.

Article 10 - Independent Contractor

10.1 In the performance of all services hereunder:

(a) UBC shall not be deemed to be and shall be an independent contractor and, as such, UBC shall not be entitled to any benefits applicable to employees of Dextran;

(b) Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

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Article 11 - Insurance

11.1 The parties acknowledge that UBC has liability insurance applicable to officers, employees, and agents while acting within the scope of their employment by UBC, and that UBC has no liability insurance policy as such that can extend protection to any other person.

11.2 Each party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that party and officers, employees, and agents thereof.

Article 12 - Governing Law

12.1 This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia.

Article 13 - Arbitration

13.1 In the event of any dispute arising between the parties concerning this Agreement or its enforceability, the same shall be settled by a single arbitrator pursuant to the provisions of the COMMERCIAL ARBITRATION ACT of British Columbia or any successor legislation then in force.

Article 14 - Assignment

14.1 Subject to Article 14.2 hereof, this Agreement shall not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

14.2 This Agreement is assignable to any division of Dextran, any majority stockholder of Dextran, and/or any subsidiary in which 51 percent or more of the outstanding stock is owned by Dextran.

Article 15 - Agreement Modification

15.1 Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

Article 16 - Notices

16.1 Notices, invoices, communications, and payments hereunder shall be deemed made if given by registered or certified envelope, postage prepaid, and addressed to the party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

Dextran:          Mr. George Usher, President
                  Dextran Products Ltd.
                  415 Comstock Road,
                  Scarborough, Ontario
                  M1L 2H4


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

BCCH:             Dr. A.J. Tingle, Director of Research
                  B.C. Research Institute for Child and Family Health 950 West 28th Avenue
                  Vancouver, British Columbia
                  V5Z 4H4
                  Phone: (604) 875-3194
                  Fax: (604) 875-2496

CMCI:             Ms. Karen Corraini, Business Director
                  Canadian Microbiology Corporation Inc.
                  University of Calgary Health Sciences Centre
                  Room 282 - Heritage Medical Research Building
                  3330 Hospital Drive NW
                  Calgary, Alberta
                  T2N 4N1
                  Phone: (403) 220-2562
                  Fax: (403) 283-5241

UBC:              Mr. W.N. Palm, Director
                  University-Industry Liaison Office
                  I.R.C. Room 331
                  University of British Columbia
                  Vancouver, B.C.
                  V6T 1Z3
                  Phone: (604) 822-8580
                  Fax: (604) 822-8569

Principal Investigator:   Dr. David Speert, Professor
                          Division of Infectious and Immunological Diseases
                          Department of Department of Paediatrics
                          The University of British Columbia
                          Research Centre,
                          950 West 28th Avenue
                          Vancouver, BC
                          V5Z 4H4
                          Phone: (604) 875-2438
                          Fax: (604) 875-2226

IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate as of the day and year first above written.

Dextran Products Ltd.                       The University of British Columbia
By: G. Usher                                By: W.N. Palm
Title: President                            Title: Director, UILO
Date: October 31, 1996                      Date:  October 3, 1996

Witness: Sharon Wardlaw                     Witness: Hubert Lai
Date: October 31, 1996                      October 3, 1996


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

Canadian Microbiology Consoritium Inc.     British Columbia Children's Hospital

By: K. Corraini                            By : A.J. Tingle
Title: Business Manager                    Title: Director of Research
Date:                                      Date:

Witness:                                   Witness:
Date:                                      Date:

Read and understood:

By: David Speert, M.D.
Principal Investigator
Date:


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Appendix A

Role of Dextran Sulphate and Glycoconjugaes in the Prevention and Therapy of Pseudomonas aeruginosa Infections in Patients with Cystic Fibrosis - Contract between Novadex Pharmaceuticals, UBC, BC Children's Hospital, and CMCI.

Workplan and Budget

Prepared by Dr. David Speert
May 1, 1996

Workplan (April 1, 1996 to March 31, 1998)

Dextran Antiadhesive Project

April 1, 1996-June 30, 1996: In vitro mechanism of antiadhesive action; neonatal mouse studies (a)
July 1, 1996-September 30, 1996: In vitro mechanism of antiadhesive action; neonatal mouse studies
October 1, 1996-December 31, 1996:neonatal mouse studies
January 1, 1997-March 31, 1997: neonatal mouse studies; rat lung distribution studies (b)
April 1, 1997 -June 30, 1997: rat lung distribution studies; aerosol modelling (c)
July 1, 1997-September 30, 1997: rat lung distribution studies: aerosol modelling
October 1, 1997-December 31, 1997:Phase I clinical trial
January 1, 1998-March 31, 1998: Phase I clinical trial

Macrophage Phagocytosis Enhancement Project

April 1, 1996-June 30, 1996:Evaluation of liposomal delivery of glucose in vitro July 1, 1996-September 30, 1996: Evaluation of liposomal delivery of glucose in vitro
October 1, 1996-December 31, 1996: Evaluation of liposomal delivery of glucose in vitro
January 1, 1997-March 31, 1997: Evaluation of liposomes in neonatal mouse model April 1, 1997-June 30, 1997: Evaluation of liposomes in neonatal mouse model July 1, 1997-September 30, 1997: Evaluation of liposomes in neonatal mouse model
October 1, 1997-December 31, 1997: Evaluation of lipsome distribution in rat lung; aerosol modelling
January 1, 1998-March 31, 1998:Evaluation of liposome distribution in rat lung; aerosol modelling

(a) to be done in collaboration with Dr. Alice Prince (Columbia University); no funds requested
(b) to be done in collaboration with Dr. Donald Woods (Univ. of Calgary); no funds requested
(c) to be done in collaboration with Dr. Warren Finlay (Univ. of Alberta); no funds requested


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Budget

Novadex Portion                                                        Year 1            Year 2
Personnel
Dr. Simon Wong (Research Associate)                                    42,000           42,000
Dr. David Speert (Principal Investigator)                              25,000           25,000
overhead @ 38%                                                         25,460           25,460

Supplies
Plasticware, culture media and chemicals                                5,000            5,000
overhead @ 38%                                                          1,900            1,900

subtotals                                                             $99,360           99,360

TOTAL                                                                                  198,720

Other Sources of Funding

Canadian CF Foundation, SPARx Project Budgetted                        63,000          to be determined
for the project

MRC-UI Programme                                                       11,371            4,738

Canadian Bacterial Diseases Network                                    65,268           65,268
                                                                       12,866

subtotals                                                              152,505          70,006

TOTAL                                                                                  222,511
GRAND TOTAL                                                                           $421,231


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